Exhibit 2.1

Fifth Amendment to Asset Purchase Agreement

This Fifth Amendment to Asset Purchase Agreement (“Amendment”) is made this 19th day of May, 2014, by and among Lehigh Gas Partners LP, B&R Oil Company, Inc. and the other entities listed on the signature pages of this Amendment.

Background

Seller and Purchaser are parties to that certain Asset Purchase Agreement (as amended from time to time, the “Asset Purchase Agreement”) dated as of March 21, 2014. Seller and Purchaser desire to amend the Asset Purchase Agreement as set forth more fully below.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Amendment

1.	Correction. Purchaser LGP Realty Holdings LP is mis-identified on the signature page of the Asset Purchase Agreement as “LGP Realty Partners LP.” Seller and Purchaser hereby acknowledge and agree that “LGP Realty Holdings LP” is the correct Purchaser entity. Seller LPI – 6500 South Kedzie, LLC and Seller LPI – Romeo and Joliet, LLC do not own any Assets identified in the Asset Purchase Agreement and accordingly were incorrectly added to the signature page of the Asset Purchase Agreement. All references to LPI – 6500 South Kedzie, LLC and LPI – Romeo and Joliet, LLC shall be removed from the Asset Purchase Agreement. PMI Marketers, Incorporated and PM Terminals, Inc., each a Virginia corporation, shall be added as parties to the Asset Purchase Agreement and included within the meaning of “Purchaser”.

2.	Site #1341. The purchase price allocated to Site #1341 on Schedule 1.3(a) shall be reduced from $471,098 to $246,098 (a $225,000 reduction). This shall result in a corresponding $225,000 reduction of the total Purchase Price set forth in Section 1.3(a) and of the amount allocated to Supply Contracts on Schedule 1.3(d).

3.	Site #320. At Closing, $40,000 of the Purchase Price shall be placed in escrow with the Escrow Agent. Such funds shall be released to Seller if, on or before August 31, 2014, Seller causes the convenience store located at this Site to be remodeled consistent with its “Heritage Remodel” program. If the Seller does not timely complete the proposed re-model of the convenience store, the funds shall be released to the Purchaser. Purchaser agrees to complete the car wash repairs and enter into a car wash equipment lease with the dealer as required under the Lease Agreement with the dealer. Seller shall obtain and provide to Purchaser at Closing the dealer’s written acceptance of the above terms. Seller represents and warrants to Purchaser that Seller owns the convenience store and fuel inventory located at Site #320 pursuant to Section 24.17 of the Lease Agreement (the “Site #320 Inventory”). Seller shall transfer the Site #320 Inventory to Purchaser pursuant to the Master Bill of Sale executed by the parties at Closing. Seller hereby certifies to Purchaser the inventory report attached as Schedule 3 is a true and correct copy signed by the tenant for Site #320, which provides the starting inventory value for non-fuel inventory is $42,127.64 (the “Non-Fuel Starting Inventory Value”) Purchaser agrees that upon the expiration or termination of the Lease Agreement, Purchaser shall conduct the inventory count and reconcile the inventory value with the tenant according to the procedures set forth in Section 24.17 of the Lease Agreement and shall pay to Seller the Non-Fuel Starting Inventory Value on the date of the inventory count. The provisions of the foregoing paragraph shall survive the Closing Date.

4.	Site #1074. Prior to Closing, Seller shall obtain and deliver to Purchaser an executed amendment of the Land Contract applicable to this Site which shall require the dealer to complete the raze and rebuild of the Site by July 31, 2014 and confirm that the Seller’s obligation to replace the dispensers and risers by July 31, 2014 is conditioned and contingent upon the dealer commencing and diligently pursuing the completion of the raze and rebuild of the Site.

5.	Site #1222. The purchase price allocated to Site #1222 on Schedule 1.3(a) shall be reduced from $224,442 to $214,006 (a $10,436 reduction). This shall result in a corresponding $10,436 reduction of the total Purchase Price set forth in Section 1.3(a) and of the amount allocated to Supply Contracts on Schedule 1.3(d).

6.	Site #1350. The dealer at Site #1350 currently owes Seller money under the various agreements between Seller and the dealer. At Closing, Seller shall provide Purchaser with a statement identifying the amounts then owed by the dealer. If after Closing the Purchaser collects any funds from the dealer specifically designated as payment for such past-due amounts, Purchaser shall promptly pay such funds to Seller. The provisions of the foregoing paragraph shall survive the Closing Date.

7.	Site #1323. Purchaser identified Site #1323 as a Rejected Site stating the Inspection Defect to be “potential condemnation of property and inability to collect liquidated damages in the event Product Supply Agreement is terminated.” Notwithstanding anything to the contrary in the Asset Purchase Agreement (including but not limited to the Seller’s right to cure Inspection Defects set forth in section 1.4(a)), Purchaser and Seller agree that (i) the Product Supply Agreement for Site #1323 will be assigned to Purchaser; (ii) the purchase price allocated to Site #1323 on Schedule 1.3(a) shall be reduced to $0.00 (a $350,723 reduction) resulting in a corresponding $350,723 reduction of the total Purchase Price set forth in Section 1.3(a) and of the amount allocated to Supply Contracts on Schedule 1.3(d); (iii) Purchaser will supply Site #1323 in accordance with the provisions of Section 6.18 of the Asset Purchase agreement; and (iv) Purchaser authorizes Seller to act as Purchaser’s agent for the purpose of collecting liquidated damages under the Product Supply Agreement for Site #1323 in connection with any termination of the Product Supply Agreement for Site #1323 and Purchaser will promptly pay to Seller the amount of any liquidated damages received by Purchaser in connection with any such termination. The provisions of the foregoing paragraph shall survive the Closing Date.

8.	Site #1324. Purchaser identified Site #1324 as a Rejected Site stating the Inspection Defect to be “structure on property has been posted as unfit for human occupancy.” Purchaser agrees that Site #1324 is no longer a Rejected Site. Notwithstanding anything to the contrary in the Asset Purchase Agreement, closing on Site #1324 shall be deferred for thirty (30) days from the May 19, 2014 Closing Date during which period the Seller shall use commercially reasonable efforts to obtain an operator for Site #1324 to apply for the necessary government permits or licenses to reopen Site #1324 as an operating retail fuel outlet and convenience store. At the expiration of such thirty (30) day period, closing for Site #1324 shall occur pursuant to the terms of the Asset Purchase Agreement provided that at such closing, $1,225,209 of the purchase price allocated to Site #1324 on Schedule 1.3(a) shall be paid to Seller. The remaining $100,000 of the purchase price allocated to Site #1324 shall be placed in escrow with the Escrow Agent. Assuming that Seller did not obtain an operator for Site #1324 to apply for the necessary government permits or licenses to reopen Site #1324 as an operating retail fuel outlet and convenience store as set forth above, Purchaser shall itself apply for the necessary government permits or licenses to reopen Site #1324 as an operating retail fuel outlet and convenience store and shall use commercially reasonable efforts to obtain the necessary government permits or licenses to reopen Site #1324 as an operating retail fuel outlet and convenience store. Seller, at its expense, shall cause all maintenance and repair work to be done to restore Site #1324 to good operating condition. Upon the receipt of the necessary government permits or licenses to reopen Site #1324 as an operating retail fuel outlet and convenience store, Purchaser will give notice of such to Seller and the $100,000 amount placed in escrow will be paid to Seller. If the necessary government permits or licenses to reopen Site #1324 as an operating retail fuel outlet and convenience store are not received by December 31, 2014, all or a portion of the $100,000 escrow for the costs necessary for Purchaser to reopen #1324 as an operating retail fuel outlet and convenience store will be released from escrow to Purchaser and the remainder of the escrow, if any, shall be paid to Seller. The provisions of the foregoing paragraph shall survive the Closing Date.

9.	Rejected Sites. Purchaser identified Sites #326, #1084, #1338 and #1356 as Rejected Sites. Purchaser stated the Inspection Defect for Sites #326, #1084, and #1356 to be “insufficient dealer security under Land Contract.” Purchaser stated the Inspection Defect for Site #1338 to be “Land Contract has matured and dealer is in default. Potential claim asserted by attorney for dealer.” Notwithstanding anything to the contrary in the Asset Purchase Agreement (including but not limited to the Seller’s right to cure Inspection Defects set forth in section 1.4(a)), (i) the Asset Purchase Agreement is hereby amended to exclude all Assets associated with Sites #326, #1084, #1338 and #1356; and (ii) the purchase prices allocated to Sites #326, #1084, #1338 and #1356 on Schedule 1.3(a) shall be reduced to $0.00 (an aggregate $8,810,848 reduction) resulting in a corresponding $8,810.848 reduction of the total Purchase Price set forth in Section 1.3(a) and an aggregate reduction of $6,743,702 to the amount allocated to Land Contracts/Promissory Note on Schedule 1.3(d) and an aggregate reduction of $2,067,145 to the amount allocated to Supply Contracts on Schedule 1.3(d).

10.	Environmental. Pursuant to Section 5.3(b) of the Asset Purchase Agreement, Purchaser has identified labeled or unlabeled barrels at Site #819, #821, #828, #1074, #1313, #L253 and #1440 as requiring Environmental Compliance Repairs. Provided that Purchaser provides Seller or its contractor access to such Sites, Seller agrees at its expense to remove the barrels identified by Purchaser from such Sites by June 19, 2014, which will constitute the necessary Environmental Compliance Repairs. Pursuant to Section 5.3(b) of the Asset Purchase Agreement, Purchaser has identified certain conditions at Site #820 as requiring Environmental Compliance Repairs. Provided that Purchaser provides Seller or its contractor access to such Sites, Seller agrees at its expense to remedy such conditions identified by Purchaser at such Site by June 19, 2014 and further to be responsible for all costs and liabilities associated with such condition, which will constitute the necessary Environmental Compliance Repairs. The provisions of the foregoing paragraph shall survive the Closing Date.

11.	Section 1.2. Closing Dates. The third paragraph of Section 1.2 shall be amended in its entirety to read as follows:

“It is anticipated that for a period of time after Closing, Purchaser will supply certain Sites and Supply Sites before the processing of credit card transactions for such Sites and Supply Sites is transferred from Seller to Purchaser.  Accordingly, the parties agree that: (i) Seller shall continue to process such credit card transactions until the processing of credit card transactions has been transferred to Purchaser; (ii) all funds received by Seller in connection with processing such credit card transactions as of 12:01 am, May 19, 2014 for each Site or Supply Site through the date the processing of credit card transactions for the applicable Site or Supply Site have been transferred to Purchaser (in the aggregate, the “Credit Card Funds”) shall be paid to Seller; (iii) at Closing, One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) of the Purchase Price will be placed in escrow with the Escrow Agent (the “Credit Card Escrow Funds”); (iv) Purchaser shall have the right to receive immediate payment from the Credit Card Escrow Funds in an amount equal to the Credit Card Funds received by Seller pursuant to subsection (ii) above; (v) Seller agrees to make available or give Purchaser access to the BP credit card portal (or provide detailed reports) in order to determine the amount of Credit Card Funds received from each Site or Supply Site; (vi) any Credit Card Escrow Funds remaining after the processing of credit card transactions for all such Sites and Supply Sites is transferred from Seller to Purchaser and Purchaser has received all payments from the Credit Card Escrow Funds pursuant to subsection (iv) above, shall be paid to Seller; (vii) in the event that the Credit Card Funds paid to Seller exceed the amount of the Credit Card Escrow Funds, Seller shall immediately wire such excess funds to Purchaser.  Notwithstanding anything to the contrary in the Asset Purchase Agreement, Seller shall retain the Security Deposits for each Site and Supply Site until Seller has been paid its accounts receivable balance owed Seller by the dealer at each Site or Supply Site for fuel deliveries made by Seller within three (3) days prior to Closing. Purchaser shall defend, indemnify and hold each Seller and its respective affiliates, subsidiaries, owners, members, partners, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any Loss incurred in connection with, arising out of, resulting from, based on, or relating to or incident to any claim by any dealer or other person with respect to the operation of this third paragraph of Section 1.2. The provisions of the foregoing paragraph shall survive the Closing Date.”

12.	Schedules. The Schedules to the Asset Purchase Agreement are amended in their entirety to read as set forth in the Schedules attached to this Fifth Amendment.

13.	Section 1.1(a)(iv) is amended to add the following paragraph:

“Seller and Purchaser acknowledge and agree that (i) BP pays a lump sum rebate to the jobber under both the Competitive Conversion program and Major Modification program agreements once every six (6) months, which includes all qualifying rebates that accrued during the six (6) month period attributable to the rebate payment (the “JOIP Rebate Payments”); (ii) Seller has paid the rebates earned under the Major Modification program agreements to the dealers whose sites are subject to such agreements for the months and in the amounts designated on the attached Schedule 13(1) and has not received the associated JOIP Rebate Payments from BP as of the date of this Amendment (the “Major Mod Dealer Rebates”); (iii) Seller has earned the rebates under the Competitive Conversion program agreements for the months and in the amounts designated on the attached Schedule 13(2) and has not received the associated JOIP Rebate Payments from BP as of the date of this Amendment (the “Competitive Conversion Rebates”); (iv) Seller will assign and Purchaser will assume the Jobber Incentive Agreements listed on Schedule 1.1(a)(iv) to the Agreement at Closing and BP will pay to Purchaser the JOIP Rebate Payments attributable to the Major Mod Dealer Rebates and the Competitive Conversion Rebates according to the six (6) month payment schedule identified in the reconciliation statements attached to the assignment agreement for each Jobber Incentive Agreement; (v) Purchaser will pay to Seller the Major Mod Dealer Rebates and Competitive Conversion Rebates listed on Schedule 13(1) and Schedule 13(2), respectively, promptly after receipt of same from BP and Purchaser will use commercially reasonable efforts to obtain those JOIP Rebate Payments from BP; (vi) Purchaser will pay to the dealers the qualifying Major Mod Dealer Rebates and qualifying Competitive Conversion Rebates to the dealers on a monthly basis through the duration of the Jobber Incentive Agreements beginning with the month of May, 2014; and (vii) subject to subsection (v) above, Purchaser shall have the right to all JOIP Rebate Payments paid by BP to Purchaser attributable to the Major Mod Dealer Rebates and Competitive Conversion Rebates. Seller represents and warrants to Purchaser that the information provided in Schedule 13(1) and Schedule 13(2) is true and accurate in all respects.”

14.	Site #1315 Missing Contract. Seller does not have a signed copy of the Product Supply Agreement for Site #1315 in its possession. Seller represents and warrants to Purchaser that Seller and the dealer executed the Product Supply Agreement for Site #1315 in the form attached as Schedule 14 and is enforceable by its terms.

15.	Tax Prorations. Section 6.4(b) of the Asset Purchase Agreement shall be amended to provide that real estate taxes for the Sites Under Contract for Sale shall not be prorated at Closing. Purchaser and Seller acknowledge that the Sale Contracts for the Sites Under Contract for Sale provide (i) the purchasers under such contracts are responsible for the payment of all real estate taxes and assessments, and (ii) the purchasers pay to Seller a monthly tax escrow which is held by Seller and used to pay real estate tax bills when due (the “Tax Escrow”). The outstanding balances in the Tax Escrow for each of the Sites Under Contract for Sale is set forth and identified on Schedule 15 (the “Tax Escrow Balance”). Seller shall pay the Tax Escrow Balance to Purchaser at Closing.

16.	Delayed Closing. Notwithstanding anything to the contrary in the Asset Purchase Agreement, Closing for the Supply Agreements for Sites #320, #712, #819, #820, #821, #825, #828 and #1329 shall be delayed until such time as Purchaser obtains the necessary government permits or licenses to operate such Sites, including any required retail motor fuel licenses (collectively, the “Approvals”). Purchaser represents to Seller that it will use commercially reasonable efforts to obtain the Approvals and Purchaser shall give Seller prompt notice upon Purchaser obtaining Approvals to operate such Sites. Purchaser shall place in escrow with the Escrow Agent on the May 19, 2014 Closing Date as part of the total Purchase Price the purchase price allocated to the Supply Agreements for Sites #320, #712, #819, #820, #821, #825, #828 and #1329.

17.	Cook County Annual Environmental Fees Credit. Seller and Purchaser acknowledge that Seller paid annual environmental fees owed to Cook County, Illinois for the sites and in the amounts set forth on Schedule 17 which fees cover the period from April 22, 2014 through April 21, 2015 (the “Environmental Fees”). Purchaser shall provide Seller a credit for Purchaser’s prorated portion of the Environmental Fees at Closing in the total amount of $1,829.81.

18.	Annual Backflow Preventer Fees Credit. Seller and Purchaser acknowledge that Seller conducted mandatory annual backflow preventer inspections for Sites #819 and #825 required by the Village of Mokena, IL and Village of Frankfort, IL and paid the fees associated with the inspections as set forth on Schedule 18 (the “Backflow Preventer Fees”). The Backflow Preventer Fees cover the period from June 1, 2014 through May 31, 2015. Purchaser shall provide Seller a credit for the Backflow Preventer Fees at Closing in the total amount of $600.00.

19.	Indemnification by Purchaser. Section 8.2 shall be amended in its entirety to read as follows:

Indemnification by Purchaser. In addition to Purchaser’s indemnification obligations set forth in Article 5 above, from and after the Closing Date, Purchaser covenants and agrees to and shall defend, indemnify and hold each Seller and its respective affiliates, subsidiaries, owners, members, partners, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any Loss incurred in connection with, arising out of, resulting from, based on, or relating to or incident to any of the following:

(a) Post-Closing Liabilities. The ownership, possession, use, occupancy or operation of any of the Assets or the Business after the Closing Date for such Assets;

(b) Misrepresentation or Breach of Warranty. Any material inaccuracy in or breach of any of Purchaser’s material representations or warranties set forth in this Agreement or in any of the documents and instruments executed in connection herewith, irrespective of any investigation or lack thereof on the part of Seller;

(c) Breach of Covenant or Agreement. Any material breach or nonfulfillment by Purchaser of any of its covenants, agreements or other obligations set forth in this Agreement or in any of the documents and instruments executed in connection herewith; and/or

(d) Investigating, preparing or defending any litigation or proceeding (commenced or threatened) incident to the enforcement of the Purchaser’s indemnification obligations hereunder.

Indemnification under this Section 8.2 shall not apply to any matters covered by Article 5 of this Agreement, the indemnification for which is set forth in Section 5.9.

20.	Site #1076. Notwithstanding any limitations set forth in the Asset Purchase Agreement, Seller covenants and agrees to and shall defend, indemnify and hold each Purchaser and its respective parents, affiliates, subsidiaries, owners, members, partners, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any Loss incurred in connection with, arising out of, resulting from, based on, or relating to or incident to any litigation commenced by the current dealer at Site #1076 – 819 E. Chicago Ave., East Chicago, IN.

21.	Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Asset Purchase Agreement.

22.	No other changes are made to the Asset Purchase Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have each caused this Fifth Amendment to Asset Purchase Agreement to be executed as of the date first set forth above.

SELLER:
B&R OIL COMPANY, INC., an Indiana corporation
By: /s/ Michael J. Evans
Name: Michael J. Evans
Its: President and COO
PAV2, LLC, an Illinois limited liability company
By: /s/ Michael J. Evans
Name: Michael J. Evans
Its: President and COO
1849 CLINE AVENUE, LLC, an Indiana limited liability company
By: /s/ Michael J. Evans
Name: Michael J. Evans
Its: Authorized Agent
9545 191ST STREET, LLC, a Michigan limited liability company
By: /s/ Michael J. Evans
Name: Michael J. Evans
Its: Authorized Agent
LPI – 6500 SOUTH KEDZIE, LLC, an Illinois limited liability company
By: /s/ Michael J. Evans
Name: Michael J. Evans
Its: Authorized Agent
LPI – ROMEO AND JOLIET, LLC, an Illinois limited liability company
By: /s/ Michael J. Evans
Name: Michael J. Evans
Its: Authorized Agent
16 EAST LINCOLN HIGHWAY, LLC, a Michigan limited liability company
By: /s/ Michael J. Evans
Name: Michael J. Evans
Its: Authorized Agent
PURCHASER:

LEHIGH GAS PARTNERS LP, a Delaware limited partnership
By: LEHIGH GAS GP LLC, a Delaware limited liability company, its General
Partner
By: /s/ Frank M. Macerato
Name: Frank M. Macerato
Its: Secretary
LEHIGH GAS WHOLESALE LLC, a Delaware limited liability company
By: /s/ Frank M. Macerato
Name: Frank M. Macerato
Its: Secretary
LGP REALTY HOLDINGS LP, a Delaware limited partnership
By: LGP REALTY HOLDINGS GP LLC, a Delaware limited liability company, its
General Partner
By: /s/ Frank M. Macerato
Name: Frank M. Macerato
Its: Secretary
LEHIGH GAS WHOLESALE SERVICES, INC., a Delaware corporation
By: /s/ Frank M. Macerato
Name: Frank M. Macerato
Its: Secretary
PETROLEUM MARKETERS, INCORPORATED, a Virginia corporation
By: /s/ Frank M. Macerato
Name: Frank M. Macerato
Its: Secretary
PM TERMINALS, INC., a Virginia corporation
By: /s/ Frank M. Macerato
Name: Frank M. Macerato
Its: Secretary